SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report:
November 8, 2002

BAR HARBOR BANKSHARES

                                                                        MAINE                          841105-D                          01-0293663
                                                                         (State)                (Commission File Number)         (IRS Employer ID)

Address of Principal Executive Officers:

PO Box 400, 82 Main Street
Bar Harbor, ME 04609-0400

Registrant’s Telephone Number: (207) 288-3314

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

Bar Harbor Bankshares ("the Company") previously reported that Paul G. Ahern, a former director of the Company and executive officer and employee of BTI Financial Group ("BTI"), a wholly owned subsidiary of the Company, resigned all of his positions in January 2002 and made demands for severance benefits under his employment agreement.

The Company previously reported that the disputes between the Company and Mr. Ahern regarding his demands under his employment agreement were submitted to a binding arbitration proceeding in order to determine the rights of the parties. On Monday, November 4, 2002, the Company received a written "Arbitration Award" in which the independent arbitrator in this matter found in favor of the Company and BTI with regard to all of Mr. Ahern’s claims. This decision of the arbitrator is binding and final.

The Company also previously reported that it appointed an independent committee of directors (the "Independent Committee") to investigate certain allegations and demands made by Mr. Ahern and Ms. Bonnie McFee, another former executive officer of Dirigo Investments, Inc., a wholly owned subsidiary of BTI, in connection with threatened legal action against the Company and BTI, including the possible initiation of shareholder derivative actions by Mr. Ahern and Ms. McFee. The Independent Committee has completed its investigation and reported its findings and recommendations to the Board of Directors at its regular meeting in October 2002. The Board of Directors accepted the report and believes that, based on the findings and recommendations of the Independent Committee, no material corrective or other actions are required at this time.

Finally, Mr. Scott Toothaker has been elected as a director of the Company at the October 2002 meeting of the Board of Directors. Mr. Toothaker is a certified public accountant and a principal in the accounting firm of Melanson, Heath & Company, PC. Mr. Toothaker has over fourteen years of accounting experience, working in both private industry and public accounting. He will be filling an existing vacancy on the Board of Directors.

ITEM 7 – FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements: Not applicable

(b) Pro forma financial information: Not applicable

(c) Exhibits: None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2002

BAR HARBOR BANKSHARES

/s/Joseph M. Murphy

President and Chief Executive Officer